Exhibit 23.3

Consent of Skadden, Arps, Slate, Meagher & Flom LLP

We consent to the reference to our name under the heading "Enforceability of Civil Liabilities" in the prospectus that is part of this registration statement. In giving such consent we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

/s/  Skadden, Arps, Slate, Meagher & Flom LLP

Paris, France
December 11, 2002